TNP ENTERPRISES, INC.
P. O. Box 2943, Fort Worth, TX  76113



FOR IMMEDIATE RELEASE

                 TNP ENTERPRISES ANNOUNCES ACQUISITION AGREEMENT
                               WITH INVESTOR GROUP

         TEXAS-NEW MEXICO POWER COMPANY TO REMAIN AS STAND-ALONE UTILITY
                      AND CONTINUE COMMUNITY-BASED SERVICES


         FORT WORTH, Texas -- May 25, 1999 - FORT WORTH, TEXAS, May 25, 1999 - TNP Enterprises, Inc. (NYSE:TNP), the parent company of Texas-New Mexico Power Company, today announced an agreement to be acquired by an investor group in a transaction valued at approximately $1 billion, including assumed debt. The transaction will allow Texas-New Mexico Power to continue to operate as a stand-alone utility.
         Under the terms of the agreement, which has been unanimously approved by TNP's board of directors, the company's shareholders will receive $44 per share in cash or a 39 percent premium over the 30-day average price. The transaction will convert TNP from a listed public corporation to a privately owned corporation.
         "This transaction is a positive development for our customers, our employees, our shareholders and the communities we serve," said Kevern Joyce, TNP's chairman, president and chief executive officer. "It allows us to continue our community-based service programs for our customers and gives us an opportunity to be part of a growing business with no layoffs for our employees. The transaction provides an excellent premium to our shareholders and a recognition that this management has turned around the company, building a record of some of the best sustained returns in the industry."
     Joyce also said TNP is pleased to join forces with an outstanding group of financial institutions with the resources to support its plans to continue as a local utility with a community-focused strategy. The investor group is led by William J. Catacosinos, the former chairman and CEO of Long Island Lighting Company, and

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PAGE TWO/TNP ENTERPRISES, INC., ANNOUNCES ACQUISITION AGREEMENT



includes CIBC World Markets and others. The transaction is subject to financing, which will include debt arranged by CIBC World Markets and The Chase Manhattan Corporation and equity capital from the investor group.
         "We are making this investment because TNP is already positioned for the competitive world," said Catacosinos. "We were impressed by its predictable rate plan and stable cash flow as well as the consistent improvement in the operations of Texas-New Mexico Power. We are committed to the company's service philosophy and to the communities it serves, and we plan to fully support its highly qualified employees and management."
         The transaction, which is expected to close late this year or early next year, requires shareholder and regulatory approval. No employee layoffs will result from this acquisition and the company's key management will remain in place. In addition, TNMP's service programs, rate plans and voluntary plans to provide a transition to competition for its customers will not be affected by the transaction.
         "We believe that communities are looking for a better service product like the one Texas-New Mexico Power provides and that a competitive market will allow more communities to look to us for that product," said Joyce.
         TNP's transaction with a private equity group represents an innovative approach on the part of a utility to deal with the trend toward consolidation. Utility consolidation has become common in the industry in the past few years as neighboring utilities combine to create larger companies.
         Warburg  Dillon  Read  served  as  TNP's   financial   adviser  on  the
transaction.
         The agreement requires approval by TNP shareholders as well as approval or regulatory review by the Federal Energy Regulatory Commission, the Department of Justice, the Federal Trade Commission and state regulators in Texas and New Mexico.
          The power company was created in 1935 and provides community-based electric service to 85 cities and more than 229,000 customers in Texas and New Mexico. It is organized into three operating regions. The Mountain Region serves 15 communities in southwestern Texas and southern New Mexico. The North-Central Region serves 56 communities in northeastern, north central and central Texas. The

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PAGE THREE/TNP ENTERPRISES ANNOUNCES ACQUISITION AGREEMENT

Gulf Coast Region serves 14 communities in southeastern Texas. TNP has 823 employees companywide with 165 of those working at headquarters in Fort Worth, Texas.

                  TNP Enterprises, Inc. and Texas-New Mexico Power Company have made forward-looking statements in this news release which relate to future events and future performance, and include statements related to the company's long-term strategy. Factors that could affect these statements include a negative ruling from various agencies required to approve this transaction. These forward-looking statements are based on current information; actual results may differ materially. You should not place undue reliance on these forward-looking statements, which were made based on current information according to the Private Securities Litigation Reform Act of 1995. For more information on the risk factors affecting the Company's operations, please read "Management's Discussion and Analysis of Financial Conditions and Results of Operations" in Form 10-K for December 31, 1998.

(Additional information may be obtained at TNP's web site, www.tnpe.com)


CONTACTS:
Valerie Smith              Sheryl Lewis              Thomas C. Franco
Media                      Investment Community      Mark Kollar
TNP Enterprises, Inc.      TNP Enterprises, Inc.     Broadgate Consultants, Inc.
817-737-1360               817-737-1315              212-232-2222